Federal Home Loan Bank of Des Moines
2016 Incentive Plan Document

CONTENTS

I.	Purpose

II.	Eligibility

III.	Plan Design

IV.	Administration of the Plan

V.	Miscellaneous Provisions

VI.	Definitions

Exhibit 1

Exhibit 2

I.	Purpose

The Federal Home Loan Bank of Des Moines (“Bank”) strives to attract, retain and motivate employees of the Bank, and to focus its employees’ efforts on fulfilling the Bank’s mission and vision within a safe and sound framework and in a manner consistent with the Bank’s shared values. This 2016 Incentive Plan (“Plan”) is designed to compensate Bank employees in a manner consistent with these goals by:

•	Recognizing Bank employees for their individual and/or team contributions to the Bank’s achievement of the Strategic Imperatives listed in the 2016-2018 Strategic Business Plan (“SBP”); and

•	Providing incentive awards that when combined with base salaries provide competitive total cash compensation to Bank employees.

The Plan is effective for the calendar year beginning January 1, 2016. Awards earned during the Performance Period under the Plan (“Plan Awards”) fall into two separate subcategories: “Annual Awards” and “Deferred Awards.” (See Section VI., Definitions, for a description of these terms).

The Plan shall remain in effect until the Board’s Human Resources and Compensation Committee (“HRC”) terminates, replaces or amends the Plan.

II.	Eligibility

All regular full-time and part-time (working at least 20 hours/week) employees are eligible to participate in the Plan, with the exception of the Internal Audit Department employees who may be eligible to participate in a separate annual incentive plan as approved by the Board’s Audit Committee. Temporary employees, interns or independent contractors are not eligible to participate in the Plan.

III.    Plan Design

The Plan includes two components:

Bank-wide business performance goals aligned with the Bank’s SBP. These will be quantitative goals tied to the Bank’s business and mission activities, profitability, and risk management.

Individual and/or team goals for achievement of other objectives tied to the strategic imperatives in the Bank’s SBP of Member Focus, Financial Management, People and Culture, Public Policy and Operational Excellence.

The Plan is designed to emphasize overall Bank performance for officers and certain other professionals and more specific operationally-focused goals related to particular areas of responsibility for other employees that provide a “line of sight incentive.”

Each calendar year the HRC shall establish one or more Bank-wide performance goals, consistent with the SBP in effect during the Performance Period. To the extent the HRC establishes more than one goal, each goal will be weighted. Each goal shall have a threshold, target, and maximum level of performance, as appropriate.

Each calendar year, employees and their managers will develop individual and/or team goals in alignment with the strategic imperatives and strategies included in the SBP.

Recognizing that circumstances and priorities may change, management may submit to the HRC recommended revisions to Bank-wide performance goals. The HRC will evaluate the submission and determine whether the Bank-wide performance goals should be amended.

Management may authorize changes to individual and/or team goals throughout the Performance Period as priorities and circumstances dictate.

Bank-wide performance goal achievement levels that discretely fall in between threshold, target and maximum performance levels will be interpolated, unless otherwise directed in the design of a particular performance goal.

The total incentive target is a weighted average of the Bank-wide performance goals and individual and/or team goals.

The following chart provides the threshold, target and maximum Plan Award percentage payout opportunities for each level in the Bank, and associated weights for Bank-wide performance goals and individual and/or team goals. The chart also provides the portion of each Plan Award, if any, that is a Deferred Award.

Classification	2016 Threshold/ Target/ Max Plan Award as a % of Base Salary	Bank-wide Performance Goal % of Total Plan Award	Individual and/or Team Goal % of Total Plan Award	% of 2016 Plan Award Paid Annually	% of 2016 Plan Award Deferred
Tier 1 (CEO and President)	50.0 / 85.0 / 100.0	100%	0%	50%	50%
Tier 2 (EVPs)	40.0 / 60.0 / 80.0	100%	0%	50%	50%
Tier 3 (SVPs)	20.0 / 40.0 / 60.0	100%		50%	50%
Tier 4 (Corporate VPs)	17.5 / 35.0 / 52.5	80%	20%	65%	35%
Tier 5	12.5 / 25 / 37.5	70%	30%	100%	N/A
Tier 6	10.0 / 20 / 30.0	60%	40%	100%	N/A
Tier 7	7.5 / 15 / 22/5	50%	50%	100%	N/A
Tier 8	5 / 10 / 15	40%	60%	100%	N/A
Tier 9	3 / 6 / 9	30%	70%	100%	N/A

The actual threshold, target, and maximum achievement levels for the Bank-wide performance goals in the Plan are presented in Exhibit 1 (attached).

Bank-wide performance goals for the executives and Senior Vice Presidents are weighted at 100% based on the Bank-wide goals in Exhibit 1.

As noted above, for employees classified in Tiers 1-4, a portion of the Plan Award will be paid as an Annual Award in the year following the Performance Period and the Deferred Award will be paid at the end of the Deferral Period. The Deferred Award is designed to ensure that Bank management does not take short-term measures in 2016 to secure incentive compensation that could be detrimental to the long-term value of the Bank. This will ensure that management continues to operate the Bank in a profitable and prudent manner for the long-term value of its members.

For the 2016 Performance Period, the 2016 Deferred Award is to be paid in 2020. The Deferred Award earned during the Performance Period will be impacted by the achievement level of economic value of capital stock (EVCS) in future periods. See Exhibit 2 (attached) for more information on the final determination of the Deferred Award.

Bank-wide Performance Goals

Bank-wide business performance goals aligned with the Bank’s SBP. These will be quantitative goals tied to the Bank’s business and mission activities, profitability, and risk management.

As a cooperative, the Bank needs to satisfy the expectations of members as both shareholders and customers. Fulfilling that cooperative mission must be done in a prudent manner so as to preserve the par value of capital stock, which is the rationale for including risk management measures among the Bank’s performance goals.

All employees should have a portion of their incentive potential tied to Bank-wide performance so that everyone in the Bank, regardless of their role or level in the organization, thinks about delivering value to the members, managing the Bank effectively and efficiently, and doing so within an appropriate risk and mission framework.

Given the environment in which the Bank operates, the Board of Directors (Board) will periodically review achievement on the incentive goals and the HRC may consider changes to the goals as appropriate and subject to the review and non-objection of the FHFA. Structural changes in the financial services sector driven by factors largely outside the Bank’s control (such as legislative changes) may necessitate wholesale changes in how the Bank’s executives and other employees are rewarded.

Achievement Levels of Bank-wide Performance Goals in the 2016 Plan

The threshold, target, and maximum achievements levels for the Bank-wide performance goals listed in the attached Exhibit 1 are calibrated based on results from previous years and projections in the Bank’s 2016-2018 SBP.

2015 Individual and/or Team Performance Goals
Individual and/or team goals in the Plan are generally linked to the strategic imperative in the Bank’s 2016-2018 SBP: Member Focus, Financial Management, People and Culture, Public Policy and Operational Excellence.

he nature of individual and/or team goals varies depending on the individual’s role and level in the organization. For example, an individual in the Enterprise Risk Management department might have individual and/or team goals focused on improving the Bank’s risk management infrastructure, while an employee in the Credit Sales department might be focused on developing new or enhanced products for the members.

Payout Determination

Annual and Deferred Awards earned during the Performance Period are payable in 2017 and 2020, respectively, and are subject to HRC approval. Notwithstanding the formulaic computations of the Plan payouts based on incentive goal achievement levels, actual payouts under the Plan are subject to the HRC’s review and approval and are made at the HRC’s discretion subject to prior review and non-objection by the Federal Housing Finance Agency (“FHFA”) for the Bank’s Named Executive Officers (“NEOs”).

The HRC may consider a variety of objective and subjective factors to decide on the appropriate payouts including but not limited to: (i) operational errors or omissions that result in material revisions to the financial results, information submitted to the FHFA or data used to determine incentive payouts; (ii) untimely submission of information to the Securities and Exchange Commission (“SEC”), Office of Finance (“OF”), or the FHFA, or; (iii) failure to make sufficient progress, as determined by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring attention.

The HRC shall consider the relevant facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank’s financial and operational performance and financial reporting responsibilities.

The HRC also may determine a participant is not eligible to receive part or all of any Plan Award payouts. Events that may justify such HRC action may include, but are not limited to, the following:

•	a participant’s failure to achieve a “meets expectations” or higher evaluation of overall job performance during a Performance Period;

•	a participant becomes subject to disciplinary action or probationary status at the scheduled time of a Plan Award payout; or

•
a participant’s failure to comply with regulatory requirements or standards, internal control standards, the standards of his or her profession, any internal Bank standard, or failure to perform responsibilities assigned under the Bank’s SBP.

As soon as feasible after the conclusion of each Performance Period, the HRC shall review the Bank’s performance against its Bank-wide performance goals, and if appropriate, shall approve the payout, if any.

As soon as feasible after conclusion of each Performance Period, the responsible manager will determine the achievement and performance levels of individual and/or team goals for participants. Executive Management of the Bank will review, approve and submit to Human Resources the Plan Awards for their areas of responsibility. Executive Management and Human Resources will together calibrate the individual and/or team payouts across the Bank. Human Resources, after considering each participant’s performance against individual’s goals, shall recommend to the HRC the payout levels for approval.

Plan Awards are determined based on the participant’s actual earned base salary or wages for hours worked, including overtime and hours paid under the Bank’s paid time off policies, as applicable, but in any case excludes any bonus, incentive compensation, severance payments, or long-term disability insurance payments paid for the current or a prior year. In the event a participant receives a raise during a calendar year, the participant’s compensation for the year will reflect the actual wages paid to the participant for the year. A participant who has a hire date prior to the beginning of the Performance Period is eligible to receive a full Plan Award. A participant who has a hire date after the beginning of the Performance Period is eligible to receive a prorated Plan Award based on the number of work days completed in the Performance Period. A participant hired on or after October 1 of the Performance Period is not eligible to receive a Plan Award for the Performance Period in which they were hired.

Unless otherwise directed by the HRC, Plan Award payouts shall be made in a lump sum through regular payroll distribution, as soon as possible after payout approval but in no case more than 75 days after the end of the Performance Period (in the case of an Annual Award) or Deferral Period (in the case of the Deferred Award). All payments under the Plan shall in any event be made by the end of the calendar year following the Performance Period or Deferral Period, as applicable, for which payout approval has been received. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any payment under applicable laws or other regulations of any governmental authority, whether federal, state or local.

Employees whose employment ends before any Plan Award payout will not be eligible for award payouts under the Plan unless otherwise provided for herein or in any Executive Employment Agreement. The HRC has the sole discretion to determine whether a payout is made to the participant, and the amount of any such payout.

Employees whose termination occurs as the result of death or Disability shall be eligible to receive a prorated Plan Award for the Performance Period in which the termination occurs in an amount based upon the number of days worked in the Performance Period. The prorated Plan Award for the Performance Period will be determined based upon actual achievement levels for Bank-wide performance goals and Target achievement levels for individual and/or team goals, and will not be subject to an EVCS modifier. Such employees will also be eligible to receive deferred awards earned but not yet approved for payout from periods occurring prior to the Performance Period. All payouts of deferred awards from prior periods will be based on actual achievement levels attained during such periods, and will not be subject to an EVCS modifier. All awards will be payable in a single lump sum within 75 days following the end of the Performance Period that the death or Disability occurred.

Employees whose termination occurs as the result of a Retirement or Reduction in Force are eligible to receive a prorated Plan Award for the Performance Period in which the termination occurs in an amount based upon the number of days worked in the Performance Period unless otherwise provided for herein or in any Executive Employment Agreement. The prorated Plan Award will be determined based upon actual achievement levels for Bank-wide performance goals and Target achievement levels for individual and/or team goals, and will not be subject to an EVCS modifier. Such employees will also be eligible to receive deferred awards earned but not yet approved for payout from periods occurring prior to the Performance Period. The amount of payouts on deferred awards from prior periods, as well as any portion of the prorated Plan Award that constitutes Deferred Awards, will be determined in accordance with the terms of the Plan unless otherwise provided for herein or in any Executive Employment Agreement. All payments shall be made during the calendar year following the Performance Period or Deferral Period, as applicable.

A participant who is transferred, promoted, or demoted during a Performance Period may receive a prorated Plan Award based on the actual time in each position during the Performance Period.

IV.    Administration of the Plan
The Bank’s Board of Directors is ultimately responsible for the Plan, including its amendment, replacement or termination. The HRC has the full power and authority of the Board to construe, interpret and administer the Plan. Any decision arising out of or in connection with the construction, interpretation or administration of the Plan lies within the HRC’s absolute discretion and is binding on all parties.

The HRC shall:

•	Approve Bank-wide performance goals.

•	Approve the range of potential payout opportunities for Plan participants.

•	After the end of a Performance Period, approve any Annual Awards.

•	After the end of the Deferral Period, approve any Deferred Awards for qualifying eligible officers.

•	Render any decisions necessary with regard to the interpretation of the Plan.

Day-to-day administration of the Plan is delegated to those in the Bank responsible for Human Resources functions.

V.     Miscellaneous Provisions

The Plan, in whole or in part, may at any time or from time to time be amended, suspended or reinstated and may at any time be terminated by the HRC.

No amendment, suspension or termination of the Plan shall, without the consent of the participants, affect the rights of the participants to any payout previously approved by the HRC.

No participant has the right to alienate, assign, encumber, or pledge his or her interest in any payout under the Plan, voluntarily or involuntarily, and any attempt to do so is void.

This document is a complete statement of the Plan and supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The Bank is not bound by or liable to any participant for any representation, promise or inducement made by any person which is not expressed in this document.

This Plan shall not be considered a contract of employment and nothing in the Plan shall be construed as providing participants any assurance of continued employment for any definite period of time, nor any assurance of current or future compensation. This Plan shall not, in any manner, limit the Bank’s right to terminate compensation and employment at its will, with or without cause.

Participation in the Plan and the right to receive awards under the Plan shall not give a participant any proprietary interest in the Bank or any of its assets. Nothing contained in the Plan shall be construed as a guarantee that the assets of the Bank shall be sufficient to pay any benefits to any person. A participant shall for all purposes be a general creditor of the Bank. Each payment shall be from the general assets of the Bank.

The Plan shall be construed in accordance with and governed by the State of Iowa except to the extent superseded by federal law.

It is intended that the awarding, vesting and payment of any award will comply with Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury regulations relating thereto (“Section 409A”), so as not to subject any participant to the payment of any interest or tax penalty, provided, however, that neither the Bank, the HRC, the Board, or any directors, officers, employees, consultants or other agents shall be liable to a participant or otherwise responsible for any such interest and tax penalties. Neither the Bank nor the employee may accelerate a payment into a calendar year not specified in the Plan nor defer or postpone a payment into a year following the calendar year specified in the Plan, except as may be permitted by Section 409A.

VI.    Definitions.

As used in this document, the following definitions apply:

(a)	“Annual Award” is the portion of the Plan Award that can be earned during the Performance Period and paid in the calendar year following the Performance Period.

(b)
“Deferral Period” is the three calendar year period after which the Deferred Award can be paid. The Deferral Period begins January 1 immediately following the Performance Period (January 1, 2017 – December 31, 2019).

(c)	“Deferred Award” is the portion of the Plan Award that can be earned during the Performance Period and paid in the calendar year following the Deferral Period subject to the applicable EVCS modifier.

(d)
“Disability” shall mean that an employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which has rendered the employee incapable of performing his or her duties to the Bank, receiving benefits under a disability plan sponsored by the Bank, for a period of not less than three (3) months.

(e)	“Performance Period” is the one calendar year period during which a Plan Award can be earned (January 1 – December 31, 2016).

(f)	“Plan Award” is the award that can be earned during the Performance Period.

(f)
“Reduction in Force” is a decision by the Bank to reduce the number of Bank employees, which results in the involuntary termination of one or more Bank employees for reasons unrelated or not exclusively related to the performance of such employee or employees.

(g)
“Retirement” means an employee’s voluntary termination of his/her employment based on the attainment of at least age 55 and completion of at least 5 years of service with the Bank or as permitted under Section 409A of the Internal Revenue Code of 1986, as amended. With respect to a Plan participant who is eligible to receive a Deferred Award, the date of such employee’s retirement as well as other terms and conditions that provide for an orderly transition must be mutually agreed to by the employee and the Bank in order for the employee to meet the definition of Retirement as provided herein.

Exhibit 1

Bank-wide Goals and Weightings	Description of Measure	2016 Threshold	2016 Target	2016 Maximum
Core Product Utilization (15%) A measure of the usage of the Bank’s core products (advances, LOCs and MPF/MPP/MPF Xtra) by its members.
The Core Product Utilization (CPU) ratio is measured at each month-end and shows if a member is utilizing an advance, a letter of credit (LOC), or has an MPF/MPP loan outstanding on the Bank’s books or has delivered an MPF Xtra loan during the month. The CPU ratio is equal to the number of members with activity with the Bank (i.e., a member has an outstanding advance, LOC, MPF/MPP loan, and/or has delivered an MPF Xtra loan) divided by the total number of members. At year-end, the monthly figures will be averaged to arrive at a figure that will be used to determine the level of achievement on this goal.
The target is set at the average CPU ratio for 2015. The threshold and maximum levels of achievement are set at the minimum and maximum monthly CPU ratios, respectively, during the three-year period of 2013-15.
This goal captures the core products offered to FHLB Des Moines members.
		60.2%	65.0%	66.6%
Advance Penetration (15%) A measure of the average advance to assets ratio of the Bank’s depository members.
The Advance Penetration ratio is a simple average of monthly average total advances divided by 3rd Quarter 2015 member assets reported on the member regulatory report for all active member banks, thrifts, and credit unions as of 12/31/15. Member mergers are handled retrospectively, and new members during 2016 are not included.
This goal will capture all depository members and treat each equally regardless of size (i.e. not weighted by assets).
The target is set at the average Advance Penetration ratio for 2015. The threshold and maximum levels of achievement are set at the minimum and maximum monthly Advance Penetration ratios, respectively, over the three-year period 2013-15.

		1.94%	2.60%	2.78%

Bank-wide Goals and Weightings	Description of Measure	2016 Threshold	2016 Target	2016 Maximum
Operational Risk Management (20%) A measure of the effectiveness of the Bank’s efforts to improve internal operations. Goal will be measured by a basket of five metrics on a pass/fail basis.
•    Zero SOX “significant deficiencies” or “material weaknesses.”
•    No preventable business disruptions (excluding cyber risk events) that impact members for more than 4 hours. Business disruptions would include inability of members to take out advances, wire funds, move securities, and have access to member information.
•    No single operational loss exceeding $1 million.
•    No cyber-risk events disrupting business operations or impacting Bank’s reputation.
•    SBP Action Plan 5.2.6 completed by 6/30/2016, as determined by Internal Audit and the Board.

		3/5	4/5	5/5
Financial Risk Management (10%)

A measure of the effectiveness of the Bank’s efforts to manage market risk, credit risk, and liquidity risk. Goal will be measured by a basket of five metrics on a pass/fail basis.

•    Zero market risk limit breaches.
•    Zero credit risk limit breaches.
•    Zero liquidity risk limit breaches.
•    SBP Action Plan 1.2.4completed by 9/30/2016, as determined by Internal Audit and the Board.
•    SBP Action Plans 1.2.2 and 1.2.3 completed by 12/31/2016, as determined by Internal Audit and the Board.

		3/5	4/5	5/5

Bank-wide Goals and Weightings	Description of Measure	2016 Threshold	2016 Target	2016 Maximum
Spread Between Adjusted Return on Capital Stock and average 3-month LIBOR (25%) A measure of profitability in which GAAP net income is adjusted for certain volatile and non-recurring items as disclosed in the Bank’s SEC reporting documents on Form 10-K and Form 10-Q.
The spread between average 3 month LIBOR and Adjusted Return on Capital Stock (AROCS) for 2016. GAAP net income is adjusted for the impact of 1) market adjustments relating to derivative and hedging activities and instruments held at fair value; 2) realized gains (losses) on investment securities; and 3) other non-routine and unpredictable items, including asset prepayment fee income, debt extinguishment losses, merger related expenses, and net gains on litigation settlements. This measures, on an adjusted basis, the dividend percentage above average 3 month LIBOR that could be paid to members if 100% of earnings were to be paid as dividends.

The target for this goal is based on the most current financial projections rather than the SBP financial projections to capture the additional advance activity anticipated for Wells Fargo and insurance members. Threshold and maximum are 67% and 133% of target respectively, consistent with 2015.

		3.05%	4.60%	6.15%
MVCS (15%) A measure to ensure Bank can always repurchase or redeem capital stock at par.	Measured as a 12-month average. At the threshold, the Bank must maintain its MVCS at no less than $100 to be able to redeem/repurchase stock at par. Stock can be redeemed at par if MVCS is less than $100, but doing so further decreases MVCS. Maximum is set at MVCS as of December 31, 2015, ($116.9) adjusted for projected average addition to retained earnings in 2016 ($117.1). Target is set at half-way between Threshold and Maximum.	$100.0	$108.6	$117.1

Exhibit 2

Deferred Award Payout Determination

The Deferred Award earned in 2016 will be paid in 2020. The actual amount of the award paid in 2020 will depend principally on the Bank’s average EVCS in 2016, modified by a 90 percent-110 percent for the average EVCS in the year 2019. Modifying the amount of award paid using the level of the Bank’s EVCS over the final year ensures that over the interim period, management continues to operate the Bank in a profitable and prudent manner. It also ensures that management does not take short-term measures in 2016 to secure a long-term incentive award in 2020 that would be detrimental to the Bank over the long-term.

The EVCS modifier for the Deferred Award is as follows:

◦	If the average quarterly EVCS for 2019 is less than $90 per share, the modifier would be zero, resulting in no Deferred Award.

◦	If the average quarterly EVCS for 2019 is $90 per share, the modifier would equal 90%, meaning that actual awards would equal 90% of the potential award.

◦	For every dollar that the average quarterly EVCS for 2019 exceeds $90 per share, one percentage point would be added to the multiplier of 90% up to a maximum multiplier of 110%.

For example, if the Bank were to achieve maximum on the 2016 Bank-wide business performance goals and individual/team goals and if EVCS were to average $110 per share or more in 2019, then the absolute maximum Deferred Award payouts under the Plan would be as follows:

	Payout As a % of Base Salary at Excess/Maximum Achievement Level	Maximum Payout with Multiplier at 110%

Tier 1	50.00%	55.00%
Tier 2	40.00%	44.00%
Tier 3	30.00%	33.00%

Tier 4	18.40%	20.24%

In addition to the modifier described above, the HRC may consider other factors, including:

1.	Operational errors or omissions that result in material revisions to the financial results, information submitted to the FHFA, or data used to determine incentive payouts;

2.	Untimely submission of information to the SEC, OF and/or FHFA; or

3.	The Bank fails to make sufficient progress, as determined by the FHFA, in the timely remediation of examination, monitoring and other supervisory findings and matters requiring attention.

The HRC shall consider the relevant facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank’s financial and operational performance and financial reporting responsibilities.